WILLIAM G. LYONS (Bill)

178 Lakeshore Drive   Mooresville, North Carolina 28117
(Mobile) 704-351-1411   bill@williamlyonsassociates.com

PRESIDENT, CHIEF STRATEGIST: William Lyons Associates, Inc. and Founder and Principal at BDB Entertainment Group, Inc.

Seasoned marketing, branding and relationship building strategist with over 35 years of experience creating and developing marketing campaigns, building successful celebrity/corporate relationships and events that drive companies' profitability and vision. Delegating responsibilities while remaining attached to the details has created recognition as a leader by action, and respected for a hands on approach.

Team Leadership – Program Operations & Development – Display Management
Public Speaking –Client & Vendor Relationship Management – Budgeting
Quantification Methodology – Field Communication – Project Design & Management

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PROFESSIONAL EXPERIENCE

BDB Entertainment Group, Moorseville, NC & Los Angeles, CA – 2018 to Present

BDB Entertainment Group is a broadcast production and packaging company operating in the live sports and enterainment sectors. By producing these events economically and efficiently, BDB provides the smaller or Tier 2 sports entities the ability to show their sport, league or brand on air, stream and OTT.

As one of three founders of the company, Lyons is the marketing, sponsorship and sales side of the company. With the years in marketing that he has, there is every confidence that the company will grow at a controlled rate, and continue to help their clients grow as well. By packaging sponsors, advertisings and brand people with broadcast television, streaming services and OTT channels, BDB will try to become a leader in innovative ways of producing content for years to come.

William Lyons Associates, Inc., Mooresville North Carolina – 1998 to Present

A boutique sponsorship sales, marketing and activation agency servicing the NASCAR, ARCA, NHRA and IRL motorsports communities.

Founder and president of the agency, overseeing all projects, programs and events that occur under our management. Manage budgets, cost control, and ROI measurements from one-off events to multi-year programs. Effectively communicate marketing and motorsports plan to internal corporate audiences, as well as customers and vendors. Help design and produce hospitality and "special events" to help grow business and gain positive ROI. Direct and coordinate efforts of corporate partners, agencies, teams and drivers to make sure goals of client are attained.

Key Achievements

- Designed and implemented an online registration program to help quantify value of entertaining clients at track with "actual" sales and churn numbers

- Managed the motorsports budget in totality for YRCW (Yellow Transportation) when changes in personnel at the client left a void. Once under our management, Yellow satisfaction was such that they left the budget in our hands for the duration of their involvement in the sport (another 6 years)
- Helped grow the YRCW (Yellow Transportation) sponsorship from the truck series, the Busch Series and ending in the Sprint Cup series, then exiting with all goals achieved and incremental growth in sales outgrowing any other program
- Mentored a number of NASCAR drivers to help them better represent their sponsors including David Stremme, Jimmy Spencer, Jamie McMurray, Regan Smith, Johnny Sauter, Joey Coulter, Spencer Gallagher, Kaz Grala, and Ben Kennedy
- Consulted with multiple NASCAR Busch, Cup and Truck teams as well as NHRA Teams to give them better insight as to what sponsors expect and need from those teams
- Managed Speedway Media Group (SMG), the entity that owned the broadcast rights to 10 ARCA races, taking it from large financial losses to good profitability in 30 months. Acted as Executive Producer on all of the broadcasts over the 30 months.
- Contracted with GMS Racing to help take them from ARCA racing to NCWTS and NXS participation. Was the architect for the Johnny Sauter run for the championship, successfully accomplishing the plan, while bringing Ben Kennedy and Kaz Grala into the program.

Confidential Check Services, Hampton Bays, New York – 1988 to 1997

A personal services and management company catering to professional athletes in the NBA, NFL, MLB, PGA, LPGA and NASCAR.

Founder and president of this company, whose primary objective was to handle the personal lives of professional athletes.

While constantly on the road for their respective sports, our clients depended upon us for bill paying, PSA contract negotiation and management, budgeting, and generally making sure that their personal lives remained problem free. We worked with our clients' agents, accountants and money managers to help keep them on course and prepared for their financial futures and life after sports. The company grew into a respected damage control group and a company whose ethics allowed us to find help and counseling for those clients needed outside intervention.

We created a check writing program (before quick books, etc) that created reports in a number of formats, allowing cost and time savings for the accountants and money managers. The reporting was designed on a "query" reporting system allowing any of the parties to get the information they needed, in a format that they helped design.

Bridge to Bridge, Incorporated and Ditch Fishin' Restaurants Inc., Hampton Bays, New York – 1993 to 1997

A real estate holding company and restaurant in a resort community.

Early Career (more details available on request)

Growing up in an entrepreneurial environment, I bought and sold businesses throughout my entire life. Here is a snapshot of some of those projects:

- 1975 – 1980 Concert promotion business working with the top touring acts in the country throughout the Southwest. Worked with promoters such as Bill Graham, Barry Fey, Concerts West and Cross Country Concerts.

- 1977 – 1979 Started and operated a construction company specializing in installation of pre-fabricated cabinets, helping to write the building codes for cabinet installation for the state of New Mexico. Sold this business and moved to New York to marry Jeanni, my wife 37 years.
- 1980 – 1988 Opened and operated a cabinet store on Eastern Long Island, bought and sold a lumber yard in Hampton Bays, New York, and operated a bar/restaurant in Westhampton Beach, New York

Undergraduate work at New Mexico State University

John “JJ” Coyne serves as Major League Football's Executive Vice President, a position he assumed in July 2017 after performing the functions of VP of Supply Chain Management and Project Management Office since December 2013.

Prior to joining MLFB, JJ served as Director of Procurement & Supply Chain Management at Vubiquity (formerly Avail-TVN), a privately held media and entertainment company - the largest global provider of end-to-end premium content managed services and technical solutions.

Previous to Vubiquity, he held the positions of Supply Chain Manager, Master Scheduler and Sr Buyer/Planner with Orchid Orthopedic Solutions (formerly Sandvik Medical Solutions), a world-leader in contract design and manufacturer of implants, complex spinal surgical instruments and innovative technologies for the orthopedic, dental, and cardiovascular markets.

Before transitioning to the private sector, JJ enjoyed a successful and decorated career in the US Navy where he served as a Supply Corps Officer in the aviation, surface and submarine enterprises. His duty assignments included seven operational tours highlighted by the fast attack submarine USS Seawolf (SSN-21) and aircraft carrier USS John F. Kennedy (CV-67), overseas tours in Italy and Guam, and shore assignments at the Naval Air Station Pensacola, FL and Bureau of Naval Personnel Millington, TN where he was responsible for personnel assignment and community management.

JJ earned a Bachelor of Science in Economics from Excelsior College, a Master of Science in Operations Management from the University of Arkansas, a Master of Business Administration (Sport Management) from Columbia Southern University and a Master Certificate in Applied Project Management from Villanova University.

https://thebedrockfund.com/about-us/ [thebedrockfund.com]

Britt Jennings

Britt Jennings is the manager of Bedrock Loans, LLC, which manages The Bedrock Fund. Over his thirty-year career, Mr. Jennings has focused on providing strategic taxation and accounting advice for high net worth individuals and small to medium-sized businesses, including clients in the real estate industry. He has experience in a wide range of business classifications, from construction to personal service to research & development. Mr. Jennings believes that long-term relationships with clients lead to a greater understanding and a better partnership benefiting both parties. He strives to ensure that each of his clients receives personal and thorough attention to assist them in meeting their finance and tax goals. Individuals who work for Mr. Jennings' firm, Jennings and Associates, contribute financial, legal and accounting services to the Fund. Mr. Jennings holds a Bachelor of Science in Accounting and Master of Taxation degrees from Georgia State University. He is also a Certified Public Accountant.

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